 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Form S-8”), of our auditor’s report dated August 21, 2025 with respect to the consolidated financial statements of New Horizon Aircraft Ltd. as at May 31, 2025 and for the two year period then ended, as included in the Annual Report on Form 10-K of New Horizon Aircraft Ltd. for the year ended May 31, 2025 as filed with the Securities and Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

February 10, 2026
Mississauga, Canada

MNP LLP
Suite 900, 50 Burnhamthorpe Road W, Mississauga ON, LSB 3C2